Exhibit 99.8

ALABAMA TRADE & TRANSPORTATION CORRIDOR

GLOBAL INFRASTRUCTURE FINANCE & DEVELOPMENT AUTHORITY, INC.

EXECUTIVE SUMMARY

BLUEROCK ASIA AFRICA LTD
GIFDA / BRAAL

GIFDA is the leader in global infrastructure financing of mega structure and is the driving force behind all decisions in terms of development and serve our customers.

We finance infrastructure projects through **Public-Private Partnerships (PPP)** that includes but not limited to any sectors.

BlueRock Asia Africa Ltd (BRAAL) is a financial arm build company to accomplish this mega Infrastructure project liquidity and asset management utilizing all the rich experience for a great success.



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The information contained in this presentation, the resources downloaded or available for downloading nor any websites referencing GIFDA or BRAAL is not intended as and shall not be understood or construed as financial advice. The information within this presentation is not a substitute for financial advice. We have done our best to ensure that the information provided on this presentation and the resources available for download, if any, are accurate and provide valuable information. Regardless of the contrary, nothing available on or through this presentation should be understood as a recommendation that you should not consult with a financial professional. D I S C L A I M E R 2

GLOBAL INFRASTRUCTURE FINANCE & DEVELOPMENT AUTHORITY, INC. 3 A Non - Profit corporation registration number 0802353149 under the laws of Pennsylvania, office 2575 Eastern Blvd., York, PA 17402. Initial Issuance Municipal US Domestic Revenue Bond Coupon 2.35% Maturity 30 years under the House Joint Resolution HJR 459 & Senate Joint Resolutions R56. H.R. 3684 Infrastructure Investment and Jobs Act 117 th Congress (2021 - 2022) Infrastructure and Jobs Act (Pub. L 117 - 58 , November 15, 2021) “Bipartisan Infrastructure Law” Global Infrastructure Finance & Development Authority, Inc. 2575 Eastern Blvd, York, PA 17402 Initial offering up to USD$ 5,000,000,000 Municipal US Domestic Revenue Bonds Maturity at September 30, 2053 Total value of the Offering: US $40,000,000,000

INTRODUCTION 4 Global Infrastructure Finance & Development Authority Inc. (GIFDA) a Non - profit purpose - built Corporation under 501(c)3 of Internal Revenue Code. GIFDA is a developer and issuer of the Municipal Bond under the legislation approved by the both houses, respectively. BLUEROCK ASIA AFRICA LTD (BRAAL) is the purpose - built Asset & Fund Management Company appointed in USA & UK by the board of GIFDA . BRAAL will be the principal client and beneficial owner of the Municipal Revenue Bond and principal client of the Stock Exchange. BRAAL will manage the clientele subscriber / purchaser with the coordination of the Petale Group SAS and Altaland Capital and Bowen Wealth Broker dealers having license to deal Primary and secondary securities. The sale proceeds under the resolution shall be directed only for the development of the Infrastructure developments of various projects. BRAAL shall manage the liquidity, assets and the proceeds on behalf of the bond issuer GIFDA .

1. 2. 3. 4. 5 Creation of skilled and unskilled job opportunities Poverty alleviation and rehabilitation for the homeless Education and vocational training programs Development of port and logistics skills, along with supply chain management Establishment and improvement of hospitals, clinics, and related services Promotion of green energy and environmental preservation Provision of clean drinking water and sewage treatment solutions 5. 6. 7. OUR VALUES & INVESTMENT PRINCIPLES We strive to implement changes that will positively impact the community Alabama Infrastructure Development is the key initiative for achieving all humanitarian objectives:

The Municipal Revenue Bond is State of Alabama Sponsored Revenue backed bond to ensure the private investors shall invest with confidence under the risk - free structure. The funds raised shall be invested on the mega structure development starting from the Mobile Port development and connecting with the Trade Corridor and link the Alabama Toll Facilities to ease trade from the Alabama Gulf Coast (deep water access) to the Central States to accommodate the large ships and ease the logistics across the linked states of Tennessee, Mississippi and Georgia. The resolution Act order linked are below for reference. All the SEC and IRS reporting and Senate resolution 6 NATURE OF THE INVESTMENT

Chicago, IL 7 PROJECTS SCOPE Construction of the major infrastructure of: • Mobile Ports Developments & large warehousing and small feed Industries • LNG, LPG & oil storage & supply chain Infrastructure • Toll Roads and Infrastructure Developments • 250,000 Housing scheme to cover the short fall • High Speed Passenger and Cargo Railway • Universities, colleges & school network expansion • Telecommunication, satellite & Industries innovation • Amenities & amusement parks & major stadiums • Advance specialized hospital and research centers • Economical homes for homeless and rehab centers • Development of Pennsylvania dry port and connectivity with ATFI to cover 30 million consumers

PROJECT ACHIEVEMENTS 8 Alabama Toll Facility Inc. initiative shall address the following in particulars: • Universities, colleges and school network expansion • Telecommunication and satellite innovation • Amenities and amusement parks with major stadiums • Advance specialized hospital and research centers • Economic homes for the homeless and rehab centers • Direct access and management of 30 Mill consumers from Pennsylvania dry Port • Major opening of tourism and hospitality influx • Medical patients’ rehabilitation and services • Creation of direct 250,000 and indirect 200,000 jobs • Manufacturing, Internal/external trade & export • Direct economic and tax benefits • Expansion of agricultural industries & seed production and storages management

Application has been made for the Bonds to be listed and admitted for trading on the AQUIS - EIX . EIX exchange will list under revenue category and its private subscription with the Stock Exchange. BlueRock hold the portfolio custody accounts setup with Fidelity Investments, Wellsfargo & SEI Investment Co. etc for managing the bond proceeds. BRAAL received the Letter of Expression from the private investors who are ready to engage and subscribe the bond once its published and listed and appeared on the Bloomberg and Euroclear. The Bonds is interest - bearing at a rate of 2.35 % and shall be (Revised) Bi - annually. The Coupon payable Semi - annually in arrears. Coupon payments will be payable on completion of every 6 (Six) months starting from the listing date on the exchange. BOND LISTING SERVICES 9

Provisional Expenditure & Revenue Projection (Oct 2023 – Dec 2029) The project scope is to cover the core developments like Ports, Toll Road, Railway for a total of $134Bill which is a full scope of the ATFI project. The House Joint Resolution clarify the ATFI project doesn’t have constitutional and statutory obligation to maintain the balance of budget from the state side. However, its Private Institutional, Corporates & Private Investors under the guideline of the HJR 459 and SJR R56. For FY 2024 overall the projected and general expenditure has been increased due to political and market fluctuation in general that will be adjusted in the final projection and or the prices of the raw materials & logistics to be reconsidered during the costing and planning closure by Dec 2024. 10 FULL SCOPE GIFDA - ATFI APPROPRIATION PROCESS FOR TRADE CORRIDOR, RAILWAYS & PORTS

GIFDA EXECUTIVE TEAM ADVISORY BOARD Robert P. Choiniere – Chief Executive Officer Robert Choiniere is a traditional financial experience person that carries a wealth of knowledge and market trend. After serving in many positions within the organization, Rob was appointed as CEO of the GIFDA. Chris J. Quick – Chief Risk Officer Chris Quick was leading as the CPA’s and Forensic Head with the Federal Bureau of Investigation for decades and was appointed and named as CRO of GIFDA. Dr. Giddon Ben - dov – Chief Security officer Dr. Giddon former SPL forces officer and security solution provider and was named as CSO of GIFDA Franklin E. Worrell – Chief Financial Officer Frank Worrell spent 28 years as a federal investigator after working in public accounting. As a special agent with the FBI, Frank investigated major financial fraud schemes, financial institution failures, insurance fraud, healthcare fraud, and investment schemes serving in FBI offices in Illinois, New Jersey, South Carolina, Washington DC, and Copenhagen, Denmark. 11

BLUEROCK (BRAAL) EXECUTIVE TEAM ADVISORY BOARD Mohammad Fayyaz Khan – Chairman Having served 30 years in Financial Industry on various position and director Finance and Business Strategy in AHC, Mr. Khan was appointed as Chairman of the Investment Board to lead the Capital Market Structure, Liquidity and Assets management. Dr. Alexandar E. Metcalf – President of Transportation Economics & Management Systems, Inc. (TEMS) Dr. Alexandar Metcalf is an expert project planner and has completed a large number of major projects worldwide. The projects included are land network and transportation planning, architectural design, engineering, and financial and economic studies. He is project manager for the Alabama Trade & Transportation Study. He has served in high - level organizations including as a project director of World Bank and the European Community. Tara Gorman – Partner Womble Bond Dickinson Tara has a leading personality and worked as partners with major Law Firms and other real estates . She was appointed as Real Estate Advisor and named as Mortgage Director . Clive Shaun O’Neil Wallis – Former CEO HSBC Shaun Wallis has served as executive in the Financial Industry organizations . He joined as Investment planning and Investment Director of BlueRock Asia Africa . Henk Bond – Rear Admiral Retired Naval (Marine) Admiral, Advisor & Director financial system and business securities is named as Capital Security & Investment Director to BRAAL & GIFDA Structures. 12

PARTIES INVOLVED IN THE PROJECT SUCCESS 13 GIFDA (Global Infrastructure Finance & Development Authority Inc.) Issuer of the Municipal Revenue Bond and developer of the project ATFI Alabama Toll Facilities Inc. Alabama Toll Road regulator / authorizer and controller of the legal structure BlueRock Asia Africa Ltd (US & UK) Purpose build Asset and Liquidity Management Womble Bond Dickinson Global land Mortgages attorney authorized Supreme Court Desk for Land, Mortgage & property acquisition Services Bowen Wealth LLC Asset Management & Investment Advisors and reporting Fidelity Investment Custody, Paying & Settlement Bank for the secondary Market SEI Investment Co. Custody, Trustee and Fiduciary Services for Primary & Secondary market securities. Petale Group SAS Portfolio – Liquidator & Bond Tokenization Principal Altaland Capital Capital market and Broker dealer services and Bond Financial dealer & Market maker Resnick and Louis, P.C. Attorneys At Law Legal Counsel Law Firm and Bond Counsel

a. STRUCTURE OF THE INVESTMENT MUNICIPAL REVENUE BOND Listing and Exchange Services Blue Rock Asia Africa Ltd. Asset – Liquidity & Investment Planning Beneficial Owner Bond Custody Paying and Settlement Agent Global Infrastructure Finance and Development Authority Inc Non - Profit . Bond Counsel CPAs & IRS Reporting Agent Services Brokerage/Dealer Sales/Transfer Agent Services 14

The initial evaluation for the entire project development was completed by Transportation Economics & Management System, Inc. (TEMS). It is responsible for the land use and transportation, architectural layout and engineering. The State authority ATFI and their regulatory authorities are fully on board to commence this strategic mega project. Transportation Economic & Management System, Inc. (TEMS) is an authority in project planning, land use layout, architectural design, and engineering. They are finalizing the final design of the project including the financial and economic cash flows. Transportation Economics & Management Systems, Inc . 15

TAX EXEMPT PROVISION 16 House Joint and Senate Joint Resolution allowed the Corporates to raise the funds from the investors under IRS category 501(c)3 Tax exempt status on bonds and liquidity. As resolution HJR 459 stated its State Sponsored and Revenue backed Municipal Revenue Bond. All the bonds are non - taxable in nature exempted from all the Government obligations. The revenue bond has a 30 - year maturity after the construction with a coupon of 2.35% rate, payable semi - annually. The State authority ATFI (Alabama Toll Facilities Inc) and their regulatory authorities are fully on board to commence this strategic project.

CONTACT US 17 BLUEROCK ASIA AFRICA LIMITED EMAIL: info@bluerockaa.com INFO@GIFDA.COM